                                                             As filed with the Securities and Exchange Commission
                                                             on July 26, 2002

                                                                                  Securities Act File No. 333-71716
                                                                          Investment Company Act File No. 811-10537
           --------------------------------------------------------------------------------------------

                                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                               ---------------------

                                                     FORM N-2

                                         (Check appropriate box or boxes)

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  PRE-EFFECTIVE AMENDMENT
                  POST-EFFECTIVE AMENDMENT NO. 1                                          / X /

                                                      AND/OR

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                  Amendment No. 3                                                        / X /

                                               ---------------------

                                            OPPENHEIMER TREMONT MARKET
                                                 NEUTRAL FUND, LLC
                                (Exact name of Registrant as specified in Charter)

                                                498 Seventh Avenue
                                             New York, New York 10018
                                     (Address of principal executive offices)

                        Registrant's Telephone Number, including Area Code: (212) 323-0200

                                               ---------------------
                                                  Robert G. Zack
                                     Senior Vice President and General Counsel
                                              OppenheimerFunds, Inc.
                                                498 Seventh Avenue
                                             New York, New York 10018
                                      (Name and address of agent for service)
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If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on
Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend
reinvestment plan, check the following box                 / X /

It is proposed that this filing will become effective
         when declared effective pursuant to Section 8(c)

If appropriate, check the following box:

         This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

         immediately upon filing

/ X /    on July 29, 2002 pursuant to paragraph (b)

         60 days after filing pursuant to paragraph (a)

         on _____________ pursuant to paragraph (a) of Rule 486.

This  Registration  Statement  carries forward the $50,000,000 of Registrant's  Limited Liability Company Interests
registered January 2, 2002 on which a registration fee of $31,250 was previously paid.